Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-216816) of our report dated March 14, 2018 relating to the financial statements of United States Gasoline Fund, LP (the “Fund”) as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 and the effectiveness of the Fund’s internal control over financial reporting as of December 31, 2017, which appear in this Annual Report on Form 10-K of United States Gasoline Fund, LP for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 28, 2018